                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BANCWEST CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                [BANCWEST CORPORATION LETTERHEAD APPEARS HERE]

                                                                   March 1, 1999


Dear Fellow Stockholder:

    On behalf of the Board of Directors of BancWest Corporation (formerly First Hawaiian, Inc.), I cordially invite you to attend the 1999 annual meeting of stockholders of the Corporation. The annual meeting will be held at 10:30 a.m., Pacific Time, on Thursday, April 15, 1999, in the Terrace Room, 21st Floor, Pan Pacific Hotel, 500 Post Street, San Francisco, California. Following the merger of First Hawaiian, Inc. and BancWest Corporation, the Corporation intends to alternate the site of its annual meetings between San Francisco and Honolulu. Therefore, the annual meeting in the year 2000 will be in Honolulu.

    As a convenience to our stockholders residing in Hawaii, we also invite stockholders to view the annual meeting via live video conference in the 30th Floor Board Room of First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, beginning at 7:30 a.m., Hawaii Time. Stockholders present at First Hawaiian Center will be able to view and listen to the annual meeting proceedings as they occur and also ask questions. HOWEVER, THOSE IN ATTENDANCE AT THE FIRST HAWAIIAN CENTER VIDEO CONFERENCE SITE WILL NOT BE ABLE TO CAST VOTES AT THAT SITE, NOR WITHDRAW ANY PROXIES THAT THEY MAY HAVE SUBMITTED PREVIOUSLY.

    We urge all stockholders to read the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement and to sign and return their proxies as described in the Notice and Proxy Statement. It is important that your views be represented, whether or not you are able to be present at the annual meeting in San Francisco.

    We appreciate your continued interest in BancWest Corporation, which is reflected by the fact that so many of you cast your votes each year. We are confident that you will continue to do so.


                                Sincerely,


                                /s/ Walter A. Dods, Jr.
                                ------------------------------
                                Walter A. Dods, Jr.

                [BANCWEST CORPORATION LETTERHEAD APPEARS HERE]


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BANCWEST CORPORATION

        The annual meeting of the Stockholders of BancWest Corporation (the "Corporation") will be held on April 15, 1999 at 10:30 A.M., Pacific Time (the "Annual Meeting") in the Terrace Room, 21st Floor, Pan Pacific Hotel, 500 Post Street, San Francisco, California, for the following purposes:

        1. For the holders of Common Stock of the Corporation to elect
           3 Non-Class A Directors, each to serve for a term of 3 years.

        2. To elect the Auditor of the Corporation.

        3. For the holders of Class A Common Stock of the Corporation to elect 3 Class A Directors, each to serve for a term of 3 years.

        4. To transact such other business as may properly be brought before the meeting and any adjournments thereof. The Corporation knows of no other business to be brought before the meeting.

        Only stockholders of record at the close of business on February 19, 1999, will be entitled to notice of, and to vote, at the Annual Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS:

                                    Herbert E. Wolff
                                    Senior Vice President and Secretary

Dated: March 1, 1999

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING IN SAN FRANCISCO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                [BANCWEST CORPORATION LETTERHEAD APPEARS HERE]

                                PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of BancWest Corporation (the "Corporation") of proxies for the holders of the Common Stock of the Corporation to be used in the voting at the annual meeting of stockholders of the Corporation to be held on April 15, 1999, and any adjournments thereof (the "Annual Meeting").

        BancWest Corporation ("Old BancWest") merged with and into First Hawaiian, Inc. ("First Hawaiian") on November 1, 1998 (the "Merger"). Upon consummation of the Merger, First Hawaiian changed its name to BancWest Corporation. This will be the first Annual Meeting of the stockholders of the Corporation following the Merger.

        The annual report of the Corporation, containing consolidated financial statements as at and for the year ended December 31, 1998, is being mailed to all stockholders simultaneously with the mailing of this proxy statement. This proxy statement and the form of proxy are first being distributed to stockholders on or about March 1, 1999.

        BancWest Corporation is a holding company for First Hawaiian Bank, Bank of the West, and FHL Lease Holding Company, Inc. The principal offices of the Corporation are located at 999 Bishop Street, Honolulu, Hawaii 96813.

                         RECORD DATE AND VOTING RIGHTS

        The Board of Directors of the Corporation has fixed the close of business on February 19, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting or any adjournment thereof. On the Record Date, the Corporation had two classes of capital stock ("Voting Stock") outstanding: Common Stock, par value $1.00 per share ("Common Stock"), and Class A Common Stock, par value $1.00 per share ("Class A Common Stock"). As of the close of business on February 19, 1999, the Corporation had outstanding 31,572,627 shares of Common Stock and 25,814,768 shares of Class A Common Stock.

        Each share of Voting Stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual Meeting, other than the election of directors. Only the holders of Common Stock will be entitled to vote for the election of the Non-Class A Directors, and only the holders of Class A Common Stock will be entitled to vote for the election of the Class A Directors (the terms "Non-Class A Directors" and "Class A Directors" are defined below under "Election of Directors"). Each outstanding share of Common Stock will be entitled to one vote in the election of Non-Class A Directors, and each outstanding share of Class A Common Stock will be entitled to one vote in the election of Class A Directors. Unless otherwise noted, the term "director" shall include the Non-Class A Directors and the Class A Directors.

                      VOTING AND REVOCABILITY OF PROXIES

        Your vote is important and the Board of Directors urges you to exercise your right to vote.

        Proxies in the accompanying form duly executed and received by the Corporation at any time before the Annual Meeting, and not revoked or superseded before being voted, will be voted at the Annual Meeting. Where a specification is indicated in the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. If any other proposals are brought before the meeting and submitted to vote, all proxies will be voted in accordance with the judgment of the persons voting the respective proxies.

        Proxies in the accompanying form may be revoked or superseded at any time before they are voted by a proxy of a later date, by written notification received by the Secretary of the Corporation prior to the Annual Meeting or by attending the Annual Meeting in San Francisco and voting in person. Attendance in person at the Annual Meeting does not of itself revoke a proxy previously given, but any stockholder who attends the Annual Meeting in person is free to revoke any proxy previously given and to vote his or her shares in person.

                              PROXY SOLICITATION

        The Corporation will pay the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by use of the mails, proxies may be solicited personally or by telephone, facsimile or telegraph by certain officers and regular employees of the Corporation, who will not receive any added compensation for such solicitation. The Corporation may reimburse brokers and others holding shares in their names as nominees for their expenses in sending proxy material to beneficial owners.

                   QUORUM, ABSTENTIONS AND BROKER NON-VOTES

        Holders of outstanding shares of capital stock of the Corporation representing at least a majority of the votes entitled to vote at the Annual Meeting, present in person in San Francisco or represented by proxy, will constitute a quorum (a "Quorum") with respect to all matters other than the election of directors. At least a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum of the Common Stock for the election of Non-Class A Directors (a "Non-Class A Quorum"). At least a majority of the shares of Class A Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum of the Class A Common Stock for the election of Class A Directors (a "Class A Quorum"). The absence of a Non-Class A Quorum will not prevent the election of Class A Directors, and the absence of a Class A Quorum will not prevent the election of Non-Class A Directors.

        Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not be counted as either "for" or "against" in the tabulation of votes on Non-Class A Directors.

                             ELECTION OF DIRECTORS

        The members of the Board of Directors of the Corporation (the "Board of Directors") are divided into 3 classes, one of which is elected at each annual meeting of stockholders to hold office for a three-year term and until their respective successors are elected and duly qualified.

        The Board of Directors has fixed the number of directors to serve on the Board of Directors at 20. Based upon the ratio of the number of shares of Class A Common Stock issued and outstanding to the total number of shares of common stock issued and outstanding, the holders of shares of the Class A Common Stock are entitled to elect 9 of the 20 directors of the Corporation (the "Class A Directors"). The holders of the Common Stock outstanding on the Record Date are entitled to elect the remaining 11 directors of the Corporation (the "Non-Class A Directors").

        The terms of 3 Non-Class A Directors will expire at the Annual Meeting, and the current Non-Class A Directors acting as a committee of the Board of Directors have nominated the 3 persons set forth below for election for a term of 3 years expiring at the annual meeting of the stockholders in 2002. The terms of 3 Class A Directors will expire at the Annual Meeting, and the holders of the Class A Common Stock have designated the 3 persons set forth below for election to a term of 3 years expiring at the annual meeting of the stockholders in 2002.

        The Non-Class A Directors will be elected by a plurality of the votes cast by the holders of the Corporation's Common Stock entitled to vote thereon.

        Class A Directors will be elected by a plurality of the votes cast by the holders of the Class A Common Stock entitled to vote thereon.

        Proxies will be voted for election of each nominee listed below, all of whom are now members of the Board of Directors, unless (with respect to any nominee) the authority to vote for such nominee has been with-held in the applicable proxy. In the event, which is not now anticipated, that any of such nominees should become unavailable to serve for any reason, shares for which proxies have been received will be voted for a substitute nominee selected by a committee comprised of current Non-Class A Directors unless the number of directors constituting the full Board of Directors is reduced.

   Nominees for Non-Class A Directors for Terms Expiring at the 2002 Annual
                                    Meeting

        A committee comprised of the current Non-Class A Directors has nominated Walter A. Dods, Jr., Paul Mullin Ganley and Fujio Matsuda for election as Non-Class A Directors at the Annual Meeting, each for a 3-year term expiring at the 2002 annual meeting. The principal occupation of, and certain other information regarding, these nominees are set forth below.

        WALTER A. DODS, JR., 57, has been a director of the Corporation since 1983, a director of First Hawaiian Bank since 1979, and a director of Bank of the West since November 17, 1998. He has been Chairman of the Board and Chief Executive Officer of the Corporation and First Hawaiian Bank since September, 1989 and Vice Chairman of Bank of the West since November 1998. He was President of the Corporation from March, 1989 to March, 1991. He was President of First Hawaiian Bank from November, 1984 to October, 1989. He was an Executive Vice President of the Corporation from 1982 to 1989. He has been with First Hawaiian Bank since 1968. He is a trustee under the Will and of the Estate of S.M. Damon and a director of Alexander & Baldwin, Inc.

        PAUL MULLIN GANLEY, 59, has been a director of the Corporation since 1991 and a director of First Hawaiian Bank since 1986. He is a trustee under the Will and of the Estate of S.M. Damon and a partner in the Carlsmith Ball law firm.

        FUJIO MATSUDA, 74, has been a director of the Corporation since 1987 and a director of First Hawaiian Bank since 1985. Since July 1996, he has been Chairman, Pacific International Center for High Technology Research. He was President of the Japan-America Institute of Management Science from September 1994 to June 1996. He was Executive Director of the Research Corporation of the University of Hawaii from 1984 until 1994, and he was the President of the University of Hawaii from 1974 to 1984.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE NOMINEES.

 Designees for Class A Directors for Terms Expiring at the 2002 Annual Meeting

        The holders of the Class A Common Stock have designated the persons set forth below for election as Class A Directors at the Annual Meeting for a three-year term expiring at the 2002 annual meeting. The principal occupation of, and certain other information regarding, these designees are set forth below.

        JACQUES ARDANT, 46, has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since September 1998. He has been Director for International Banking and Finance, North America Area, Banque Nationale de Paris ("BNP") since April 1997. He was Deputy General Manager of BNP Greece from 1994 to April 1997. He was Secretary Generale of BNP Italy from 1989 to 1994. He has been with BNP since 1978.

        YVES MARTRENCHAR, 41, has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since March 1994. He has been the Executive Vice President for Products and Markets at BNP since October 1996. He was head of private banking for the branch system of BNP in France from 1993 to October 1996. He has been with BNP since 1980.

        DON J. MCGRATH, 50, has been a director of the Corporation since November 1 1998, a director of Bank of the West since July 1989, and a director of First Hawaiian Bank since November 18, 1998. He has been President and Chief Operating Officer of the Corporation since November 1 1998, President and Chief Executive Officer of Bank of the West since January 1996 and Vice Chairman of First Hawaiian Bank since November 1998. He was President and Chief Operating Officer of Bank of the West from 1991 to 1996. He has been with Bank of the West since 1975.

                        Directors Continuing in Office

        Set forth below is the principal occupation of, and certain other information regarding, the directors whose terms of office will continue after the Annual Meeting. The terms of such directors will expire at the annual meeting of stockholders held in the year indicated parenthetically after such director's name.

Non-Class A Directors

        JOHN W. A. BUYERS, 71, (2000) has been a director of the Corporation since 1994 and a director of First Hawaiian Bank since 1976. He has been Chairman of the Board and Chief Executive Officer of C. Brewer and Company, Limited, a diversified agribusiness and specialty food company, since 1992. From 1982 to 1992, he was Chairman and President of C. Brewer and Company, Limited, Hawaii's oldest company. Since 1986, he has been Chairman of ML Resources, Inc., the managing general partner of ML Macadamia Orchards, L.P., a master limited partnership trading on the New York Stock Exchange. The partnership is engaged in agribusiness. In 1993, he was elected Chairman of Hawaii Land and Farming Co., Inc., a publicly-traded real estate development company. He is also a director of John B. Sanfilippo & Sons, Inc., a nut marketing company located in Elk Grove Village, Illinois.

        DR. JULIA ANN FROHLICH, 58, (2001) has been a director of the Corporation since 1992 and a director of First Hawaiian Bank since August 1991. She was a director of First Hawaiian Creditcorp, Inc. from 1990 to June 1998 and was a director of FHL Lease Holding Company, Inc. from 1990 to June 1997. She has been President of the Blood Bank of Hawaii since 1985.

        DAVID M. HAIG, 47, (2000) has been a director of the Corporation since 1989 and a director of First Hawaiian Bank since 1983. Mr. Haig is a beneficiary and, since 1982, has been a trustee, under the Will and of the Estate of S. M. Damon.

        JOHN A. HOAG, 66, (2000) has been a director of the Corporation since 1991 and a director of First Hawaiian Bank since October 1989. He was President of the Corporation from 1991 until April 1995 and was an Executive Vice President of the Corporation from 1982 to 1991. From 1989 until June 30, 1994, Mr. Hoag was President of First Hawaiian Bank; from that date until his date of retirement, June 1, 1995, he was Vice Chairman of First Hawaiian Bank. Mr. Hoag is chairman of the board of Hawaii Reserves, Inc., a land management corporation.

        BERT T. KOBAYASHI, JR., 58, (2001) has been a director of the Corporation since 1991 and a director of First Hawaiian Bank since 1974. He is a principal of the law firm of Kobayashi, Sugita & Goda. He is a director of Schuler Homes, Inc., a land development company.

        JOHN K. TSUI, 60, (2000) He has been a director of the Corporation since July 1995 and a director of First Hawaiian Bank since July 1994. He has been Vice Chairman and Chief Credit Officer of the Corporation since November 1, 1998. He was President of the Corporation from April 1995 to October 31, 1998. He became President and Chief Operating Officer of First Hawaiian Bank in July 1994 and Vice Chairman of Bank of the West in November 1998. He was Executive Vice President of Bancorp Hawaii, Inc. (now known as Pacific Century Financial Corporation) from 1986 to June 1994 and Vice Chairman of Bank of Hawaii from 1984 to June 1994.

        FRED C. WEYAND, 82, (2001) has been a director of the Corporation since 1986 and a director of First Hawaiian Bank since 1981. He was Vice President of the Corporation from 1976 to 1982; Senior Vice President of First Hawaiian Bank from 1980 to 1982 and Corporate Secretary from 1978 to 1981. He served as a commissioned officer in the United States Army from 1940 to 1976 and held the office of Chief of Staff as a member of the Joint Chiefs of Staff from 1974 to 1976. He is a trustee under the Will and of the Estate of S.M. Damon.

        ROBERT C. WO, 73, (2001) was a director of the Corporation from 1974 to 1989 and again since 1992 and has been a director of First Hawaiian Bank since 1963. He has been President and Secretary of BJ Management Corp., a management consulting company, since 1979. He has been Chairman of C.S. Wo & Sons, Ltd., a manufacturer and retailer of home furnishings, since 1973.

Class A Directors

        ROBERT A. FUHRMAN, 74, (2001) has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since August 1981. He has been Chairman of the Board of Directors of Bank of the West since April 1991. He is the retired Vice Chairman, President and Chief Operating Officer of Lockheed Corporation.

        MICHEL LARROUILH, 63, (2000) has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since February 1984. He was Chief Executive Officer of Bank of the West from February, 1984 to December, 1995. He was Chairman and Chief Executive Officer of Old BancWest from January 1996 to December 1997. He was Chairman and Advisor to the Chief Executive Officer of Old BancWest from January 1998 to October 1998.

        VIVIEN LEVY-GARBOUA, 51, (2001) has been director of the Corporation since November 1, 1998 and a director of Bank of the West since March 1994. Since 1996, he has been the Chief Executive, International and Finance at BNP. He was Senior Executive Vice President, Head of International Division, from January 1994 to August 1996. He has been with BNP since 1980.

        RODNEY R. PECK, 53, (2001) has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since July 1990. He is a Senior Partner with the law firm, Pillsbury, Madison & Sutro LLP, San Francisco, California.

        JOEL SIBRAC, 51, (2000) has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since January 1995. He has been Vice Chairman of the Corporation since November 1, 1998. He has been Senior Executive Vice President, Commercial Banking Group, of Bank of the West since 1996. He was General Manager, North American Desk, of BNP from 1994 to 1996 and General Manager of BNP Italy from 1990 to 1994. He has been with BNP since 1974.

        JACQUES HENRI WAHL, 66, (2000) has been a director of the Corporation since November 1, 1998 and a director of Bank of the West since July 1982. He has been a member of the Managing Committee of the BNP Group, Director and Senior Advisor to the Chief Executive Officer of BNP since January 1997. He was Vice Chairman of BNP and Chairman of Banque Nationale de Paris Intercontinentale from 1993 to 1996. He was President and Chief Operating Officer of BNP from 1982 to 1993. He has been with BNP since 1982.

             COMMITTEES, ATTENDANCE AND COMPENSATION OF THE BOARD

COMMITTEES OF THE BOARD

        The Board of Directors of the Corporation has an Audit Committee and an Executive Compensation Committee. The Board of Directors does not have a standing nominating committee. However, Non-Class A Directors may be nominated by a majority vote of a committee comprised of all the Non-Class A Directors then in office.

        The Executive Compensation Committee acts upon the executive compensation program of the Corporation and its subsidiaries. The Committee administers the Incentive Plan for Key Executives, the Long-Term Incentive Plan, the Stock Incentive Plans effective in 1991 and 1998, and the Deferred Compensation Plan. It reviews the performance and approves the salary of the Corporation's Chief Executive Officer and reviews the performance and salaries of other senior management officers of the Corporation and its subsidiaries.
The Committee also makes recommendations to the Board of Directors with respect to the appropriate senior management compensation structure. The Committee met 7 times in 1998. Its current members are Fujio Matsuda (Chairman), Julia Ann Frohlich, Robert A. Fuhrman, David M. Haig, and Michel Larrouilh.

        The Audit Committee, which met 5 times during 1998, determines on behalf of the Board whether the performance and examination of the independent public accounting firm and the Corporation's internal auditor are satisfactory and adequate to meet the Board's supervisory responsibility. The Committee reviews internal auditing reports, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. It recommends the independent public accounting firm proposed to be selected as Auditor of the Corporation. It also reviews the Corporation's reports to stockholders and other financial statements of the Corporation. The Committee reviewed and approved the 1998 audit plan. The current members of the Audit Committee are John A. Hoag (Chairman), John W.A. Buyers and Robert A. Fuhrman.

ATTENDANCE AT MEETINGS

        All Non-Class A Directors and nominees listed above attended 75% or more of the combined total number of meetings held during 1998 of the Board of Directors and the committees on which he or she sits. The Board of Directors met 13 times in 1998. The Class A Directors and designees listed above became members of the Board of Directors of the Corporation on November 1, 1998. All Class A Directors attended the 2 meetings of the Board of Directors held in 1998 after that date, except Messrs. Martrenchar and Wahl, each of whom attended one of those 2 meetings.

COMPENSATION OF DIRECTORS

        In 1998, the Corporation paid a quarterly retainer of $3,000 to each member of the Board of Directors who was not an employee of the Corporation or its subsidiaries. All such non-employee members of the Board received a fee of $800 and reimbursement for transportation and lodging expenses for each Board meeting attended and $700 for each committee meeting attended. As chairman of the Joint Audit Committee (which preceded the Audit Committee from January to October 1998), George P. Shea, Jr. was paid an additional $2,000 per month through October 1998. Directors who are also employees of the Corporation or one of its subsidiaries do not receive board or committee fees or retainers.

        The Corporation has a Directors' Retirement Plan for non-employee directors of the Corporation and First Hawaiian Bank who are not covered by any of the Corporation's employee retirement programs. Following retirement from one of these boards after reaching age 55 and at least ten years of service as director, the retired director or his or her beneficiary will be entitled to receive monthly payments for a ten-year period at an annual rate equal to one-half of the annual retainer fee in effect at the time of the director's retirement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of any class of the Corporation's capital stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Based on the Corporation's records and certain written representations received by the Corporation, the Corporation believes that during 1998 all such filing require ments applicable to its directors, executive officers and ten-percent stockholders were complied with, except for the following: Howard H. Karr, an executive officer of the Corporation, was inadvertently late in reporting that he had acquired indirect beneficial ownership in stock options to acquire 2,030 shares of Common Stock held by his wife under the Corporation's Stock Incentive Plan by virtue of his marriage on June 19, 1997. Mr. Karr's indirect beneficial interest in his wife's stock options was reported in his Form 5 report filed for the year ended December 31, 1998. Director John W. A. Buyers inadvertently filed a Form 4 report regarding purchase of 988 shares of the Common Stock approximately two months after the report was due. Director Julia Ann Frohlich was inadvertently late in reporting the acquisition of a total of 164 shares under a stock brokerage's dividend reinvestment plan in the years 1994 to 1997. The acquisition of the shares was reflected in the Form 5 report filed by Dr. Frohlich for 1998.

                       SECURITY OWNERSHIP OF DIRECTORS,
                      NAMED EXECUTIVE OFFICERS AND OTHERS

        The beneficial ownership of all classes of Voting Stock of the Corporation for each nominee for director, each current director and the named executive officers of the Corporation, all of the current directors and executive officers as a group, as well as all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock or the Class A Common Stock (each a "5% Owner"), is shown in the following table. Each of the individuals or groups listed below owns less than one percent of the outstanding shares and voting power of any class of Voting Stock, unless otherwise indicated. Each individual has sole voting and investment power with respect to the shares he or she beneficially owns, unless otherwise reflected in a footnote. The table is based upon information furnished by each such person or, in the case of each 5% Owner, based upon a Schedule 13D or 13G filed with the SEC. All listings are with respect to the Common Stock except the listing for Banque Nationale de Paris, which beneficially owns the Class A Common Stock. All information is as of February 19, 1999. Percentages are based upon the number of shares of Common Stock outstanding on such date, plus, where applicable, the number of shares the indicated person or group had a right to acquire within 60 days of such date.

                                                Shares Beneficially    Percent
                                                      Owned/1/        of Class
Nominees for Non-Class A Directors              -------------------   ---------
----------------------------------
Walter A. Dods, Jr.                                  8,510,260(2)     26.95%
Paul Mullin Ganley                                   7,936,127(3)     25.14%
Fujio Matsuda                                            3,113            *

DESIGNATED CLASS A DIRECTORS
----------------------------
Jacques Ardant                                              -0-           *
Yves Martrenchar                                            -0-(15)       *
Don J. McGrath                                          89,737 (15)       *

DIRECTORS CONTINUING IN OFFICE
------------------------------
John W.A. Buyers                                         2,691            *
Julia Ann Frohlich                                       1,712            *
Robert A. Fuhrman                                        1,000            *
David M. Haig                                        7,918,591(4)     25.08%
John A. Hoag                                            38,953(5)         *
Bert T. Kobayashi, Jr.                                   5,309(6)         *
Michel Larrouilh                                         3,735(15)        *
Vivien Levy-Garboua                                        -0-(15)        *
Rodney R. Peck                                             200            *
Joel Sibrac                                                300(15)        *
John K. Tsui                                           220,462(7)         *
Jacques Henri Wahl                                          -0-(8)(15)    *
Fred C. Weyand                                       7,927,907(9)     25.11%
Robert C. Wo                                           102,592(10)        *

OTHER EXECUTIVE OFFICERS
------------------------
Donald G. Horner                                       169,018(11)        *
Howard H. Karr                                         180,166(12)        *

All nominees, designees, directors and
executive officers as a group (24 persons)           9,221,213        29.21%

5% OWNERS OF COMMON STOCK
-------------------------
David M. Haig, Fred C. Weyand,
Paul Mullin Ganley and Walter A. Dods, Jr.,
as trustees under the Will and of the
Estate of S.M. Damon, 999 Bishop Street,
Honolulu, Hawaii 96813                               7,900,000(13)    25.02%

Trust and Investments Division,
First Hawaiian Bank,
P.O. Box 3200,
Honolulu, Hawaii 96847                               2,434,649(14)     7.71%

Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, HI 96813                                   1,692,894         5.36%

5% OWNERS OF CLASS A COMMON STOCK
---------------------------------
Banque Nationale de Paris
16, boulevard des Italiens 75009 Paris, France      25,814,768(15)      100%

*The percentage of shares beneficially owned, including shares that can be acquired within 60 days from February 19, 1999 through the exercise of stock options, does not exceed 1% of the shares currently outstanding.

NOTES TO SECURITY OWNERSHIP TABLE:

Note (1) This column includes the number of shares that may be acquired through exercise of stock options within 60 days from February 19, 1999 for the following: Mr. Dods, 247,950; Mr. Tsui, 120,170; Mr. Horner, 62,750; Mr. Karr, 69,300.

Note (2) Mr. Dods' reported beneficial ownership of the Common Stock includes 924 shares held in his wife's individual retirement account as to which Mr. Dods disclaims beneficial ownership; 7,900,000 shares owned by the Estate of S. M. Damon as to which Mr. Dods shares voting and investment powers; and 83,476 shares owned by First Hawaiian Foundation, as to which Mr. Dods holds shared voting and investment powers. Mr. Dods is a director of Alexander & Baldwin, Inc., which owns 1,692,894 shares of the Common Stock of the Corporation. Mr. Dods disclaims beneficial ownership of the shares owned by Alexander & Baldwin, Inc. and First Hawaiian Foundation.

Note (3) Mr. Ganley's reported beneficial ownership of the Common Stock includes 7,900,000 shares owned by the Estate of S.M. Damon as to which Mr. Ganley shares voting and investment powers; 35,929 shares in his revocable living trust, a money purchase pension plan and an individual retirement account as to which he has sole voting and investment powers; and 170 shares for which he has sole voting and investment powers, as successor trustee.

Note (4) Mr. Haig's reported beneficial ownership of the Common Stock includes 7,900,000 shares owned by the Estate of S. M. Damon as to which Mr. Haig shares voting and investment powers. He is beneficiary of an HR-10 plan which holds 5,814 shares of the Common Stock as to which he has sole voting and investment powers.

Note (5) Mr. Hoag's reported beneficial ownership of the Common Stock includes 19,020 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 1,795 shares held jointly with his wife.

Note (6) Mr. Kobayashi's reported beneficial ownership of the Common Stock includes 1,935 shares held in his wife's IRA account and revocable living trust as to which he disclaims beneficial ownership.

Note (7) Mr. Tsui's reported beneficial ownership of the Common Stock includes 2,000 shares held as trustee of his daughter's trust, as to which he holds sole voting and investment powers; 1,000 shares held in his wife's trust; and 83,476 shares owned by First Hawaiian Foundation, as to which Mr. Tsui holds shared voting and investment powers. Mr. Tsui disclaims beneficial ownership of the shares owned by his wife's trust and First Hawaiian Foundation. Mr. Tsui's reported stock options include an option to acquire 20,170 shares of Common Stock held by the aforesaid trust for his daughter.

Note (8) Mr. Wahl is a director of Banque Nationale de Paris, which is the owner of 25,814,768 shares of the Class A Common Stock of the Corporation, as to which Mr. Wahl disclaims beneficial ownership.

Note (9) Mr. Weyand's reported beneficial ownership of the Common Stock includes 7,900,000 shares owned by the Estate of S.M. Damon as to which he shares voting and investment powers and 14,907 shares in his wife's revocable living trust as to which he shares voting and investment powers.

Note (10) Mr. Wo's reported beneficial ownership of the Common Stock includes
          8,000 shares in the Betty and Bob Wo Foundation as to which he shares voting and investment powers, 300 shares held jointly with his wife, and 87,000 shares held by C.S. Wo & Sons, Ltd., as to which he shares voting and investment powers.

Note (11) Mr. Horner's reported beneficial ownership of the Common Stock includes 83,476 shares owned by First Hawaiian Foundation, as to which Mr. Horner holds shared voting and investment powers. Mr. Horner disclaims beneficial ownership of the shares owned by First Hawaiian Foundation.

Note (12) Mr. Karr's reported beneficial ownership of the Common Stock includes
          78 shares owned by his wife directly or as custodian and 83,476 shares owned by First Hawaiian Foundation, as to which Mr. Karr holds shared voting and investment powers. Mr. Karr disclaims beneficial ownership of the shares owned by his wife and First Hawaiian Foundation.

Note (13) Messrs. Haig, Weyand, Ganley and Dods are directors of the
          Corporation. Mr. Dods is also the Chairman and Chief Executive Officer of the Corporation. The trustees have shared voting and investment powers as to shares owned by the Damon Estate.

Note (14) The shares held by the Trust and Investments Division in fiduciary accounts include: 996,927 shares as to which it has sole voting power and 960,812 shares as to which it has sole investment power; 1,190,014 shares as to which it has shared voting power and 1,222,669 shares as to which it has shared investment power; 233,519 shares as to which sole voting power is retained by the settlors of the trusts; and 251,168 shares as to which sole investment power is held by outside investment advisers.

Note (15) The designated Class A Directors and Class A Directors continuing in office hold a beneficial interest in an aggregate of 97,302 shares of the common stock of Banque Nationale de Paris, including the number of shares that may be acquired through exercise of stock options within 60 days from February 19, 1999.

                              EXECUTIVE OFFICERS
        Listed below are the executive officers of the Corporation, with their age and position and office held with the Corporation.

Name, Age*                           Positions and Offices With the Corporation
----------                           ------------------------------------------
Walter A. Dods, Jr., 57          Please see "Election of Directors" - "Nominees
                                 for Non-Class A Directors for Terms Expiring at
                                 the 2002 Annual Meeting" (page 5)
Don J. McGrath, 50               Please see "Election of Directors" -"Designees
                                 for Class A Directors for Terms Expiring at the
                                 2002 Annual Meeting" (page 5)
John K. Tsui, 60                 Please see "Election of Directors" -"Directors
                                 Continuing in Office" (page 6)
Joel Sibrac, 51                  Please see "Election of Directors" -
                                 "Directors Continuing in Office" (page 7)
Howard H. Karr, 56               Executive Vice President and Chief Financial
                                 Officer of the Corporation since November 1,
                                 1998; Executive Vice President and Treasurer of
                                 the Corporation from 1990 to October 31, 1998;
                                 Vice Chairman of First Hawaiian Bank since
                                 1997; Vice Chairman, Chief Financial Officer
                                 and Treasurer of First Hawaiian Bank from
                                 September 1993 to 1997. Mr. Karr has been with
                                 First Hawaiian Bank since 1973.
Douglas C. Grigsby, 46           Executive Vice President and Treasurer of the
                                 Corporation since November 1, 1998 and Chief
                                 Financial Officer of Bank of the West since
                                 1989. Mr. Grigsby has been with Bank of the
                                 West since 1977.
Bernard Brasseur, 60             Executive Vice President and Risk Manager of
                                 the Corporation since November 1, 1998 and Risk
                                 Manager of Bank of the West since 1983. Vice
                                 Chairman of First Hawaiian Bank since November,
                                 1998. Mr. Brasseur has been with BNP since
                                 1966, and Bank of the West since 1983.
Donald G. Horner, 48             Executive Vice President of the Corporation
                                 since 1989; Vice Chairman of First Hawaiian
                                 Bank since July 1994; Executive Vice President of First Hawaiian Bank from 1993 to 1994. Mr.
                                 Horner has been with First Hawaiian Bank since
                                 1978.

  *As of March 1, 1999

        Pursuant to a Standstill and Governance Agreement between the Corporation and BNP, Walter A. Dods, Jr., Chairman and Chief Executive Officer of the Corporation and First Hawaiian Bank, and Don J. McGrath, President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of Bank of the West, will continue to serve in their respective capacities unless removed by a vote of two-thirds of the board of directors or until their death, voluntary retirement or resignation.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation for the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation for the years ended December 31, 1998, 1997 and 1996.

                                                                                    Long-Term Compensation
                                                                         ------------------------------------------
                                      Annual Compensation(1)                       Awards                Payouts
                                 -------------------------------------   --------------------------    ------------
  Name                                                        Other
  and                                                        Annual       Restricted     Securities                      All Other
Principal                                                    Compen-        Stock        Underlying      LTIP             Compen-
 Position             Year       Salary/(2)/   Bonus/(3)/  sation/(4)/   Awards/(5)/       Options     Payouts/(6)/      sation/(7)/

---------             ----       -----------   ----------  -----------   -----------     ----------    ------------      -----------

Walter A. Dods, Jr.   1998        $860,000      $501,189         --           --           66,150          --              $69,349
 Chairman, Chief      1997        $851,167      $498,483         --           --           80,000          --              $76,268
 Executive Officer    1996        $825,267      $462,691         --           --           22,000          --              $78,500
 and Director

Don J. McGrath        1998        $108,336      $268,818/(8)/    --           --/(9)/          --/(9)/     --                   --
 President, Chief
 Operating Officer
 and Director*

John K. Tsui          1998        $573,000      $274,310     $ 3,256          --           36,730          --              $21,413
 Vice Chairman,       1997        $566,334      $273,512     $   351          --           50,000          --              $25,462
 Chief Credit         1996        $547,133      $131,437          --    $110,006           11,680          --              $26,562
 Officer and
 Director

Howard H. Karr        1998        $342,000      $135,644          --          --           17,540          --              $13,935
 Executive Vice       1997        $337,834      $130,648          --          --           25,000          --              $16,349
 President and        1996        $321,033      $124,914          --          --            5,840          --              $17,034
 Chief Financial
 Officer

Donald G. Horner      1998        $310,000      $122,100     $ 7,527          --           15,900          --              $11,817
 Executive Vice       1997        $305,833      $115,355     $ 1,581          --           25,000          --              $11,080
 President            1996        $287,633      $111,791          --          --            5,310          --              $12,966

NOTES TO SUMMARY COMPENSATION TABLE:

*Mr. McGrath became an executive officer and director of the Corporation on November 1, 1998, the effective date of the Merger.

Note (1) Includes amounts earned but deferred under the Corporation's Deferred
         Compensation Plan (the "DCP")

Note (2) Includes the following for the above-named executive officers:


                        BASE        DIRECTOR AND        TOTAL
             YEAR      SALARY      COMMITTEE FEES*     SALARY
             ----      ------      ---------------     ------
Dods......   1998       $860,000       $    --        $860,000
             1997       $851,167       $    --        $851,167
             1996       $741,667       $83,600        $825,267
McGrath...   1998       $108,336       $    --        $108,336
Tsui......   1998       $573,000       $    --        $573,000
             1997       $566,334       $    --        $566,334
             1996       $473,333       $73,800        $547,133
Karr......   1998       $342,000       $    --        $342,000
             1997       $337,834       $    --        $337,834
             1996       $295,833       $25,200        $321,033
Horner....   1998       $310,000       $    --        $310,000
             1997       $305,833       $    --        $305,833
             1996       $270,833       $16,800        $287,633

*For periods after 1996, employees of the Corporation or its subsidiaries who are also directors do not receive director or committee fees.

Note (3) Includes cash payments under the Corporation's Cash Bonus Plan ("Cash
         Bonus Plan") for all three years and cash payments under the Corporation's Incentive Plan for Key Executives ("IPKE") for 1997 and 1996. IPKE payments for the calendar year 1996 were paid in 1997 and for calendar year 1997 in 1998. IPKE payments for calendar year 1998 are in the process of being calculated and will be reported in the Proxy Statement for the 2000 annual meeting.

Note (4) Reported amount represents above-market interest earned on amounts deferred under the DCP in 1997 and 1998. The aggregate amount of perquisites and other personal benefits received as compensation by each of the above-named executive officers in each of the three most recent years was less than $50,000 and 10% of Salary and Bonus.

Note (5) The Executive Compensation Committee may, at its sole discretion, make awards under the IPKE and 1998 SIP (as defined below) in restricted Common Stock. No unvested awards of restricted Common Stock are outstanding to Messrs. Dods, Tsui, Karr or Horner. See "Certain Transactions" (page 24) for a discussion of a grant to Mr. McGrath of shares of restricted Common Stock of the Corporation which was required under the terms of the Merger agreement. Mr. McGrath holds 86,737 shares of restricted Common Stock with a market value as of December 31, 1998 of $4,163,376. All of the shares will vest on November 1, 2000.

Note (6) Because the Corporation did not achieve its minimum performance standards for the three-year cycles that ended December 31, 1996 and 1997, respectively, no amounts were paid under the Corporation's Long-Term Incentive Plan ("LTIP") for such cycles. For the reasons described under "Long-Term Incentive Plans--Awards in Last Fiscal Year" (page
         16), a payment equal to one-third of the maximum value attainable for the three-year 1998-2000 performance cycle was made to all participants in the LTIP (based upon 1998 compensation levels) in January 1999. Messrs. Dods, Tsui, Karr and Horner received such payouts aggregating $518,452 in January 1999. These payments will be reported as 1999 LTIP Payouts in the Summary Compensation Table in the Proxy Statement for the 2000 annual meeting. The four executive officers waived all other payments under the change in control provisions of the LTIP arising out of the Merger.

Note (7) Includes (i) premiums for life insurance, including "gross-up" for income taxes; (ii) amounts related to split dollar insurance agreements as discussed below; and (iii) Corporation contributions for the account of the above-named executive officers to the Corporation's Profit Sharing Plan ("Profit Sharing Plan") and amounts credited to the accounts of such executive officers under the profit-sharing portion of the Corporation's nonqualified, unfunded Supplemental Executive Retirement Plan (the "SERP") that provides benefits that would have been provided under the Profit Sharing Plan but for Internal Revenue Code (the "Code") restrictions on such benefits. (In determining profit-sharing benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan.) Details of All Other Compensation received by the above-named executive officers for 1998 are as follows:

                                                                                       Profit
                                                                                    Sharing Plan
                                                      Life        Split Dollar    (including SERP)
                                                    Insurance       Insurance      Contributions     Total
                                                    ---------     ------------    ----------------   -----
         Dods....................................    $32,483         $5,677           $31,189        $69,349
         Tsui....................................        --          $4,953           $16,460        $21,413
         Karr....................................        --          $2,991           $10,944        $13,935
         Horner..................................        --          $3,217           $ 8,600        $11,817

         The Corporation has split dollar insurance agreements with the named executive officers (except Mr. McGrath), as well as certain other senior officers. The Corporation pays the insurance premium and imputes the economic benefit to the executive utilizing the PS58 table published by the Internal Revenue Service. Under the agreement, the executive owns a policy with a death benefit equal to three times final salary and the Corporation owns an interest in the policy on the life of the executive sufficient to recover all insurance premiums previously paid plus any foregone interest, net of the income tax benefit, on such premium payments upon the death of the executive. The amount for each named executive officer under this split dollar insurance agreement included in the above table represents the foregone interest, net of applicable income tax benefit. The Corporation also has a $1,000,000 whole life insurance policy on the life of Mr. Dods. The premium and related "gross-up" for income taxes on this policy are included under the Life Insurance column. The death benefit under this policy is deducted from the death benefit under Mr. Dods' split dollar policy.

Note (8) The amount shown for Mr. McGrath is the annual bonus he earned for the entire calendar year 1998 under the Bank of the West Senior Management Incentive Plan. However, he was an executive officer of the Corporation only from November 1, 1998.

Note (9) See "Certain Transactions" (page 24) for a discussion of grants to Mr.
         McGrath of shares of restricted Common Stock of the Corporation and options granted under the 1998 SIP (as defined below), which were required under the terms of the Merger agreement and were not part of a recurring compensation arrangement that will continue in the future.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth the stock options granted during 1998 to each of the above-named executive officers under the Corporation's 1998 Stock Incentive Plan ("1998 SIP") and the potential realizable values of such options.

                                                                                                      Potential Realizable Value at
                                                                                                         Assumed Annual Rates of
                                                                                                         Stock Price Appreciation
                                                   Individual Grants(1)                                     for Option Term/(2)/
                                     -------------------------------------------------------------    -----------------------------
                                     Number of       Percent of
                                     Securities     Total Options        Exercise
                                     Underlying      Granted to            or
                                      Options       Employees in        Base Price      Expiration
  Name                               Granted/(3)/   Fiscal Year          Per Share         Date           5%             10%
                                     ------------  -------------        ----------      ----------    ----------     ----------
Dods..............................    66,150          16.8%              $39.00           3/04/08     $1,622,454     $4,111,616
McGrath...........................    27,721/(4)/      7.1%              $40.00           11/1/08     $  697,344     $1,767,205
Tsui..............................    36,730           9.3%              $39.00           3/04/08     $  900,873     $2,282,988
Karr..............................    17,540           4.5%              $39.00           3/04/08     $  430,202     $1,090,215
Horner............................    15,900           4.0%              $39.00           3/04/08     $  389,978     $  988,280

NOTES TO OPTION GRANTS IN LAST FISCAL YEAR:

Note (1) Options under the 1998 SIP are granted at 100% of the market value of the stock on the date of the grant. When granted, options issued to Messrs. Dods, Tsui, Karr and Horner were to vest 25% per year after the first anniversary of the date of grant. Mr. McGrath's options will vest on the second anniversary of the date of grant. No option may be exercised prior to vesting (and in no event earlier than 6 months after the date of grant) or later than 10 years after the date of grant. The exercise price of an option is payable either in cash, by tendering previously acquired shares by the optionee, or by a combination of cash and previously acquired shares. In the event of death, disability or retirement, the Committee has the discretion to accelerate the vesting of options previously granted. The 1998 SIP provides for the shortening of the exercise period for vested options if termination is due to death, disability or retirement. The 1998 SIP also provides for the Corporation to withhold statutory income taxes upon the exercise of the options by the option holder paying cash or tendering previously acquired Common Stock or by the Corporation withholding the appropriate number of option shares which would have been issued following the option exercise. Without the approval of the stockholders of the Corporation, the 1998 SIP cannot be terminated, amended, or modified to
         (a) increase the total amount of shares which may be issued except as provided in the 1998 SIP; (b) change the class of eligible employees;
         (c) materially increase the cost of the 1998 SIP or benefits to the participants; (d) extend the maximum period after the date of grant during which the options may be exercised; or (e) change the provisions of the exercise price. The 1998 SIP and the Corporation's 1991 Stock Incentive Plan ("1991 SIP") provide that in the event of a change in control, as defined in each plan, all options granted and held at least 6 months become immediately exercisable and vested. Because the Merger constituted a change in control under the 1998 SIP and the 1991 SIP, all options listed in the table above for Messrs. Dods, Tsui, Karr and Horner and all outstanding options under the 1991 SIP became immediately exercisable and vested as of November 1, 1998.

Note (2) The potential realizable value is reported net of the option exercise price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the underlying stock of 5% and 10% from the date of grant to the end of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Corporation's Common Stock, overall stock market conditions, and the optionees' continued employment through the vesting period. The amounts reflected in these columns may not necessarily be achieved.

Note (3) None of the options granted represents reload options.

Note (4) See "Certain Transactions" (page 24) for a discussion of Mr. McGrath's stock options, which were granted pursuant to the terms of the Merger agreement and were not part of a recurring compensation arrangement that will continue in the future.

OPTION VALUES AT DECEMBER 31, 1998

   The following table reflects the securities underlying unexercised options to the named executive officers and the value of these options as of December 31, 1998:

                                                                        Number of
                                                                        Securities                  Value of
                                                                        Underlying                 Unexercised
                                                                       Unexercised                 In-the-Money
                                                                        Options at                  Options at
                                                                     December 31, 1998          December 31, 1998
                                                                        Exercisable/                Exercisable/
                          Name                                         Unexercisable               Unexercisable
                                                                    ------------------          -----------------
  Dods.............................................................     247,950/0                  $3,888,450/$0
  McGrath..........................................................           0/27,721                   $ 0 /$221,768
  Tsui.............................................................     120,170/0                  $1,765,850/$0
  Karr.............................................................      69,300/0                  $1,081,220/$0
  Horner...........................................................      62,750/0                  $  965,460/$0

 There were no options exercised by the named executive officers in 1998.

        The 1998 SIP and 1991 SIP provide that in the event of a change in control, as defined in each plan, all options granted and held at least 6 months become immediately exercisable and vested. Because the Merger constituted a change in control under the 1998 SIP and the 1991 SIP, all outstanding options under the 1998 SIP and the 1991 SIP for Messrs. Dods, Tsui, Karr and Horner became immediately exercisable and vested as of November 1, 1998.

        See "Certain Transactions" (page 24) for a discussion of Mr. McGrath's stock options, which were granted pursuant to the terms of the Merger agreement and were not part of a recurring compensation arrangement that will continue in the future.

TEN-YEAR OPTION REPRICINGS

        For the year ended December 31, 1998, there was no adjustment or amendment to the exercise price of the stock options previously awarded.

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

        The LTIP applies to a group of key executives approved by the Executive Compensation Committee, which is much smaller than the group eligible for IPKE and 1998 SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a three-year performance cycle. The LTIP is administered by the Executive Compensation Committee and has no expiration date.

        Under the LTIP, no "awards" of shares, units or other rights, as such, are granted. Instead, at the beginning of each performance cycle, the Executive Compensation Committee designates which key executives will be eligible to participate in the LTIP for the cycle. Additional key executives could be declared eligible during the cycle. The Committee also establishes target amounts of individual payouts and corporate performance standards to be met over the performance cycle.

        The Merger constituted a "Change in Control" within the definition of the LTIP (an "LTIP Change in Control"). Upon the occurrence of an LTIP Change in Control, the LTIP provides that the maximum value attainable by participants will be deemed to have been fully earned for the entire performance period as of the effective date of the LTIP Change in Control, regardless of the Corporation's actual financial performance. Based on actual performance to November 1, 1998, it did not appear that any payments would be made for either of the three-year performance periods that began in 1996 and 1997. Implementation of the LTIP Change in Control provisions, on the other hand, would have resulted in payments under the LTIP for the three-year performance periods that began on January 1, 1996, 1997, and 1998 even though the Corporation was the surviving corporation in the Merger. The Corporation also recognized that because of the Merger, the performance goals that were established for the LTIP for the three-year perfor-mance period that began January 1, 1998 would no longer be appropriate. As a result, the Executive Compensation Committee amended the LTIP to (i) specify that the Merger would not be considered an LTIP Change in Control for purposes of the LTIP, and (ii) pay the maximum value attainable to each participant for one year of the three-year performance period that began January 1, 1998. A payment equal to one-third of the maximum value attainable for the three-year 1998-2000 performance cycle was made to all participants in the LTIP (based upon 1998 compensation levels) in January, 1999. The Corporation's Executive Compensation Committee intends to establish new target amounts and corporate performance standards, and to designate eligible participants for the periods commencing January 1, 1999 and ending on December 31, 2000 and 2001 to reflect the consummation of the Merger.

DEFINED BENEFIT PENSION PLANS

        The Corporation has an Employees' Retirement Plan (the "ERP") for employees of the Corporation and participating subsidiaries. Under the ERP, covered compensation includes salary, including overtime, but excluding bonuses. Pension compensation is also limited to the maximum allowable under the Code. Retirement benefits become payable effective upon an employee's retirement at the normal retirement age of 65 years. Normal retirement benefits payable under the ERP are based on average compensation and years of credited service. Under specified circumstances, an employee who has attained a certain age and length of service may retire early with reduced benefits. The ERP was "frozen" as of December 31, 1995 and none of the executive officers named in the Summary Compensation Table accrues such benefits under the ERP for service after December 31, 1995.

        Effective as of January 1, 1999, assets attributable to certain
Bank of the West employees in the BNP US Retirement Plan (the "BNP Plan") were merged into the ERP and the ERP was amended to provide eligible Bank of the West employees with accrual of benefits comparable to those provided under the BNP Plan. Benefits accrue based upon an employee's years of service and compensation over his/her years of employment. Except for Mr. McGrath, none of the executive officers named in the Summary Compensation Table is eligible to accrue such benefits.

        The Corporation also maintains a grandfathered pension portion of the SERP under which executive officers named in the Summary Compensation Table continue to earn benefits based on the ERP formula. In determining grandfathered pension benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan or any LTIP bonus. The grandfathered pension benefit payable under the SERP is reduced by the participant's "frozen" accrued benefit under the ERP.

        Effective as of January 1, 1998, the SERP was amended to provide that eligible executive officers, including the executive officers named in the Summary Compensation Table, would receive benefits under the SERP in an amount equal to the greater of (i) the benefits payable under the profit sharing portion of the SERP and the grandfathered SERP pension benefits or (ii) a target percentage (60% for executives with 20 or more years of service) of his/her final average compensation (see Note (1) below).

        As required by the Merger agreement, the SERP was amended to provide that certain Bank of the West employees, including Mr. McGrath, would be entitled to a minimum benefit equal to the minimum benefit under the terminated Bank of the West Excess Benefit Plan. To be eligible for such minimum benefit, Mr. McGrath must have completed at least 20 years of service and attained at least age 55 at retirement. The minimum benefit will be 50% of his base salary at the annual rate in effect on the date he retires from service ("final pay") if he is at least age 60 at retirement and 30% of his final pay if he is at least age 55 but less than 60 at retirement. Mr. McGrath is currently age 50 with 23 years of service and his base salary is $650,000.

        The following table illustrates the estimated annual pension benefits payable under the ERP and the SERP to an executive officer at age
65. Whether these amounts become payable depends on the contingencies and conditions set forth in the ERP and the SERP.

                                                           Years of Service(2)
      Final Average         -----------------------------------------------------------------------------------
     Compensation(1)           15             20             25             30              35           40
    -----------------       -------        -------        -------        -------         -------      ---------
         $200,000            50,082         66,777         83,471        100,165         116,859        133,553
          300,000            76,332        101,777        127,221        152,665         178,109        203,553
          400,000           102,582        136,777        170,971        205,165         239,359        273,553
          500,000           128,832        171,777        214,721        257,665         300,609        343,553
          600,000           155,082        206,777        258,471        310,165         361,859        413,553
          700,000           181,332        241,777        302,221        362,665         423,109        483,553
          800,000           207,582        276,777        345,971        415,165         484,359        553,553
          900,000           233,832        311,777        389,721        467,665         545,609        623,553
        1,000,000           260,082        346,777        433,471        520,165         606,859        693,553
        1,100,000           286,332        381,777        477,221        572,665         668,109        763,553
        1,200,000           312,582        416,777        520,971        625,165         729,359        833,553
        1,300,000           338,832        451,777        564,721        677,665         790,609        903,553
        1,400,000           365,082        486,777        608,471        730,165         851,859        973,553
        1,500,000           391,332        521,777        652,221        782,665         913,109      1,043,553
        1,600,000           417,582        556,777        695,971        835,165         974,359      1,113,553

NOTES TO DEFINED BENEFIT PENSION PLANS TABLE:

Note (1) Final average compensation represents the average annual compensation during the highest 60 consecutive calendar months in the last 120 calendar months of creditable service. Compensation for the purpose of this table includes base salary plus the value of awards under the IPKE as shown on the Summary Compensation Table (but not bonuses under the LTIP or the Cash Bonus Plan). The amount of the IPKE bonus included in compensation for any year for purposes of the ERP and the SERP is the amount earned for the performance year, though not paid until March of the following year. The estimated annual benefits are computed on the basis of a straight-life annuity form of payment with no social security offset.

Note (2) As of December 31, 1998, the number of years of creditable service under the Corporation's defined benefit plans for each of the executive officers named in the Summary Compensation Table was as follows: Mr. Dods, 30 years; Mr. McGrath, 23 years; Mr. Tsui, 15 years (5 years actual service plus 10 years added by the Executive Compensation Committee when Mr. Tsui was hired); Mr. Karr, 26 years; and Mr. Horner, 20 years.

        The Merger also constituted a change in control for purposes of the SERP. As a result, if a SERP participant is "involuntarily terminated" within 36 months of the Merger, he/she will be granted three extra years of credited service, the SERP benefit will be based on the greater of covered compensation over the 12 months prior to termination or the final average compensation otherwise provided in the SERP, and benefit payments will commence on the later of his/her attaining age 55 or his/her date of termination. The SERP defines "involuntary termination" to include a discharge or resignation in response to a (i) change in day-to-day duties; (ii) reduction in compensation or benefits; (iii) downward change of title; or (iv) relocation requested by the employer.

CHANGE IN CONTROL AND EMPLOYMENT ARRANGEMENTS

        Except as provided in the next two paragraphs, there are no employment contracts, change in control arrangements (other than in the LTIP, 1998 SIP, 1991 SIP, SERP and DCP) or termination of employment arrangements with the above-named executive officers.

        Prior to the Merger, Mr. McGrath was a party to an employment agreement with Bank of the West. To replace that agreement, the Corporation entered into an employment agreement with Mr. McGrath (the "Agreement"), effective upon the consummation of the Merger. Pursuant to the Agreement, Mr. McGrath will serve as President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of Bank of the West, with his principal business office in the San Francisco Bay Area. Either party may terminate Mr. McGrath's employment upon 30 days' advance notice under the Agreement. Mr. McGrath is entitled to: receive a base salary at the annual rate of at least $650,000, receive at least four weeks of paid vacation per year, and participate in all of the Corporation's employee benefit plans and executive compensation programs. In addition, if (1) he voluntarily resigns his employment for "Good Reason" (as defined in the Agreement) or (2) the Corporation terminates his employment at any time for any reason other than "Cause" (as defined in the Agreement) or "Disability" (as defined in the Agreement), then he will be entitled to a severance payment equal to 300% of the sum of his then-current annual rate of "Base Compensation" (as defined in the Agreement), plus the mean of the annual bonuses awarded to him for the three years ending immediately prior to the date of his termination. He would also be entitled to continue participation in the Corporation's group insurance plans for one year and he would be credited with an additional year of service for purposes of determining the vested portion of his stock options. If a "Change in Control" (as defined in the Agreement) occurs, all of the stock options he holds at termination will become 100% vested upon such Change in Control and remain exercisable for 18 months following termination of employment. The Corporation would also be obligated to provide Mr. McGrath with a tax restoration payment if any payments or benefits caused an excise tax to be imposed upon him. If he receives such severance benefits, then he will be subject to a non-competition covenant for three years following the termination of his employment (provided a Change in Control has not occurred). He is also subject, under all circumstances and at all times, to a confidentiality covenant. As of the effective time of the Merger, he was also appointed to the board of directors of the Corporation and of First Hawaiian Bank.

        Pursuant to a Standstill and Governance Agreement between the Corporation and Banque Nationale de Paris, Mr. Dods, Chairman and Chief Executive Officer of the Corporation and First Hawaiian Bank, and Mr. McGrath, President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of Bank of the West, will continue to serve in their respective capacities unless removed by a vote of two-thirds of the board of directors or until their death, voluntary retirement or resignation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Executive Compensation Committee are Fujio
Matsuda (Chairman), Julia Ann Frohlich, David M. Haig and, since November 1, 1998, Robert A. Fuhrman and Michel Larrouilh. Until November 1, 1998, John C. Couch, Richard T. Mamiya and Roderick F. McPhee were members of the Committee.

        No member of the Executive Compensation Committee was, at any time during the last completed fiscal year, an officer or employee of the Corporation or any of its subsidiaries.

        First Hawaiian and Bank of the West made loans to certain persons who were members of the Executive Compensation Committee in 1998. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

        The Corporation has in the ordinary course of business extended credit to certain persons who were members of the Executive Compensation Committee as follows:

                                   LARGEST        AGGREGATE         INTEREST
                                  AGGREGATE      INDEBTEDNESS         RATE
                                INDEBTEDNESS     OUTSTANDING           PER
           NAME                    IN 1998     DECEMBER 31, 1998      ANNUM
     ------------------------   ------------   -----------------   -------------
     John C. Couch...........     $1,579,061       $896,445        5.000%-8.500%
     David M. Haig...........     $  965,639           --             8.125%
     Richard T. Mamiya.......     $  435,710       $426,290           8.625%
     Fujio Matsuda...........     $  292,974       $286,650        5.000%-8.250%
     Roderick F. McPhee......     $  272,068       $267,335        7.250%-8.125%

        Until July 27, 1998, Mr. Couch was Chairman of the Board and is a director of Alexander & Baldwin, Inc. ("A&B"), which owned 5.36% of the Corporation's outstanding Common Stock as of February 19, 1999. Mr. Dods is a director of A&B and the Trust and Investments Division of First Hawaiian Bank held 5.46% of A&B's common stock in a fiduciary capacity as of February 19, 1999. Mr. Dods does not serve on the executive compensation committee (or other board committee performing the equivalent function) of A&B.

        First Hawaiian Bank has (a) made loans to, and issued letters of credit on behalf of, A&B and its wholly-owned subsidiary, A&B-Hawaii, Inc., (b) made loans to, and issued a letter of credit on behalf of, Matson Navigation Company, Inc., a subsidiary of A&B, and (c) made loans to, and issued letters of credit on behalf of, California and Hawaiian Sugar Company, Inc., a subsidiary of A&B-Hawaii, Inc.

        Mr. Haig is a trustee under the Will and of the Estate of S.M. Damon. First Hawaiian Bank has made a loan to the Estate of S.M. Damon.

        These loans and the letters of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.


REPORT OF EXECUTIVE COMPENSATION COMMITTEE.

        The Executive Compensation Committee of the Board of Directors (the "Committee") is comprised of independent, outside directors of the Corporation. The Board of Directors has delegated responsibility for administering the executive compensation program of the Corporation and its subsidiaries to the Committee.

        The executive compensation philosophy of the Corporation is to provide remuneration to top performers that is consistent with the quality of their contributions and the sacrifices they make on behalf of the organization. We believe that the overall compensation package for executives who contribute to the long-term advancement of the company should reflect their influence on that growth. The Corporation intends to make it rewarding for these key executives to remain until retirement. Key objectives of this philosophy include:

        * providing a pay system designed to attract, retain, reward and motivate executives;
        * establishing compensation plans which emphasize performance-based pay opportunities, as measured by strategic, financial and operating objectives and goals; and
        * providing longer-term, equity-based incentives for executives to ensure they are motivated and rewarded for growth in equity value and enhanced value to the stockholders.

        The compensation program administered by the Committee includes three components designed to implement the foregoing objectives: (1) base salaries; (2) annual incentives; and (3) long-term incentives. Each of these components of compensation is discussed separately below.


Base Salaries

        Base salaries of executive officers are set annually. Factors such as varying levels of responsibility, individual performance, consistency and fairness, cost of living factors, the Corporation's operating results and financial performance and cost control are considered. No particular weight is placed on, or relative importance given to, any single factor in adjusting base salaries.


Annual Incentives

        Annual incentives for executive officers are provided pursuant to the IPKE, which provides cash and deferred bonuses based upon the Corporation's profitability and the executive's performance over the course of the year. The IPKE promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives, in the form of annual cash bonuses or restricted stock awards, to achieve corporate and individual performance goals. Moreover, annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals. The IPKE was originally approved by the stockholders in 1969 and has subsequently been amended several times by the stockholders.

        The total amount available for bonuses under the IPKE is a bonus pool equal to 2 1/2% of consolidated income before income taxes and securities gains for the performance year. Guideline percentages of base salary are set, increasing as an executive's pay grade increases. The Chief Executive Officer, at his discretion, allocates a portion of the annual bonus pool to each business unit. The manager of each business unit recommends how this allocated amount should be distributed to individual participants in the business unit. Individual awards above or below guideline percentages are generally based upon the participant's grade level and performance during the performance period. The business unit manager's recommendations are reviewed and approved or adjusted by the Chief Executive Officer. These recommendations are then presented to the Committee for final review and approval. The Committee grants individual bonuses above or below guideline percentages based upon the Committee's judgment, after reviewing the recommendation of the Chief Executive Officer, as to individual performance and relative levels of responsibility.

        The IPKE performance year is the fiscal year of the Corporation, which is the calendar year. Calculation and award of IPKE bonuses for each year's performance is deferred until the following March. This allows management and the Committee to base the awards upon final performance results for the year. Therefore, no IPKE awards for the 1998 performance year have been calculated and they are not reported in this Proxy Statement. IPKE awards granted in 1997 and 1998 for 1996 and 1997 performances, respectively, for the named executive officers are reported in "Executive Compensation - Summary Compensation Table."

        Executive officers are also eligible to receive annual contributions and bonuses under the Corporation's Profit Sharing Plan and Cash Bonus Plan, which are plans with fixed profit sharing formulas in which all eligible employees of the Corporation participate and which are not administered by the Committee. Contributions to these plans have been terminated for periods commencing after December 31, 1998.


Long-Term Incentives

        Long-term incentives are provided in the form of cash awards under the Corporation's LTIP and grants of stock options under the 1991 SIP and the 1998 SIP. In keeping with the Corporation's commitment to provide a total compensation package which places a significant amount of pay "at-risk", long-term incentives, together with awards under the IPKE, generally comprise approximately 40% of the value of an executive's total compensation package if the Corporation meets its target performance levels.

        The Corporation's LTIP applies to a group of key executives approved by the Committee which is much smaller than the group eligible for IPKE and 1991 SIP and 1998 SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain target levels of performance over three-year performance cycles. Under the formula in effect for the three-year cycle ending in 1998, LTIP awards were based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the three-year performance cycle. If the Corporation did not achieve a threshold average ROA of 1.00% over the three-year performance cycle, no payouts were to be made under the LTIP. When the Corporation's average ROA exceeded the threshold level, the target payouts to participants were to be adjusted by a factor

(ranging from 0% to 140%) based on the Corporation's financial performance compared to peer groups, as measured by ROE, and based upon the Corporation's total stockholder return ("TSR") over the period. Relative ROE and TSR were equally weighted in the payout determination. In addition, LTIP awards to participants were to be adjusted by the Committee based on each individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance). In the Committee's judgment, these performance measures were closely linked to stockholder value creation and reinforced desired long-term strategies and performance.

        The peer group used in the LTIP for comparative ROE was comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The peer group for TSR comparison was the S&P Major Regional Bank Index. The former group includes some, but not all, of the companies in the S&P Major Regional Bank Index.

        See the discussion under "Long-Term Incentive Plans--Awards in the Last Fiscal Year" (page 16) for a description of the impact of the Merger upon LTIP payouts.

        Under the 1998 SIP, stock options are granted at an option exercise price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the enhancement of stockholder value over the long term and encourages equity ownership in the Corporation.

        Guidelines for setting the size of stock option grants were set by the Committee at the time the 1998 SIP was established, based on the recommendation of an independent consultant. The guideline for stock option grants is a percentage of base salary (ranging from 10% to 300%), based upon officer grades (increasing as grade increases), resulting in a dollar target which is then converted into the target number of shares by dividing the dollar target by the Corporation's stock price on the date of grant. The size of individual annual awards is increased or decreased from the guideline level based on individual performance at the sole discretion of the Committee.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

Base Salary

        In March, 1998, the Committee reviewed Mr. Dods' performance for 1997. Despite a stagnant year for Hawaii's economy, net income increased for 1997 over 1996 by 4.9%. Rather than wait for the economy to turn, Mr. Dods took significant cost reduction steps in 1997 to maintain the Corporation's competitive edge. Initiatives included internal mergers --Pioneer Federal Savings Bank into First Hawaiian Bank and Pacific One Bank, N.A. into Pacific One Bank; branch closures to reduce geographic overlap; outsourcing of selected operations and staff reductions due to the consolidations and increased use of part-timers. As part of these cost control initiatives, Mr. Dods proposed freezing the base salaries of 53 senior officers at 1997 levels and requested that the Committee not grant salary increases for himself and the other officers. Accordingly, Mr. Dods' base salary for 1998 was not changed from 1997 levels.

Annual Incentives

        As stated above, IPKE payments for 1998 have not yet been determined. The IPKE payment for Mr. Dods to be granted in 1999 for 1998 performance will be reflected in the proxy statement for the 2000 annual meeting. As a result of the Corporation's and his performance for 1997, the Committee awarded him $470,000 under the IPKE, which was paid in 1998.

Long-Term Incentives

        In March 1998, Mr. Dods received options to purchase 66,150 shares pursuant to the 1998 SIP, as set forth in the Summary Compensation Table under the section "Option Grants in Last Fiscal Year." This award was based upon the 1998 SIP's guideline percentage of base salary. See the discussion in Note (1) under "Option Grants in Last Fiscal Year" for a description of the impact of the Merger upon vesting of option grants.

        Based on the Corporation's financial performance for the 1994-1996 and 1995-1997 performance cycles, no LTIP payouts were made to Mr. Dods in 1997 and 1998. See the discussion under "Long-Term Incentive Plans--Awards in the Last Fiscal Year" (page 16)and in Note (6) of the "Notes to Summary Compensation Table" for a description of the impact of the Merger upon the LTIP payout to Mr. Dods.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

        Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year-end to $1,000,000 per year per executive. The $1,000,000 limit on deductibility does not apply to compensation that meets the requirements for qualified performance-based compensation as further described in the Code. The Corporation's pay philosophy is performance focused and the Committee believes in retaining discretion to increase as well as decrease incentive awards based on the Committee's assessment of individual performance and other relevant factors. The 1998 SIP permits the Committee to structure future stock option grants so that compensation resulting therefrom would be deductible performance-based compensation. The Committee will continue to review its compensation programs for the executive officers subject to the deductibility limit while preserving its focus on performance-driven compensation.


                                   Executive Compensation Committee


                                   Fujio Matsuda, Chairman
                                   Julia Ann Frohlich
                                   David M. Haig
                                   Robert A. Fuhrman
                                   Michel Larrouilh


STOCKHOLDER RETURN PERFORMANCE GRAPH

        The following Comparison of Five-Year Cumulative Total Stockholder Return performance graph compares the cumulative total stockholder return (stock price appreciation and reinvestment of dividends) on the Common Stock during the last 5 years as compared to the Standard & Poor's Major Regional Bank Index and the broader Standard & Poor's 500 Stock Index.

COMPARISON OF FIVE-YEAR
CUMULATIVE TOTAL STOCKHOLDER RETURN*
--------------------------------------------------------------------


[Chart Appears Here]





                        For the years ended December 31



    BancWest Corporation Common Stock

    100         100         132         160          188         235
--------------------------------------------------------------------
    S&P 500 Index
    100         101         139         171          229         294
--------------------------------------------------------------------
    S&P Major Regional Bank Index
    100          95         149         204          306         338
--------------------------------------------------------------------
* Total return assumes reinvestment of dividends and $100 invested on December 31, 1993 in the BancWest Corporation Common Stock, S&P 500 Index and S&P Major Regional Bank Index.

CERTAIN TRANSACTIONS

        The total amount of loans outstanding at December 31, 1998 to directors and executive officers of the Corporation from First Hawaiian Bank and Bank of the West aggregated $6,733,330 and $1,737,592, respectively. First Hawaiian Bank has also made loans to organizations in which a director is an executive officer, partner or trustee or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such organization. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

        The following schedule shows detailed information on loans made by the Corporation to those directors (including nominees) and executive officers of the Corporation whose aggregate indebtedness exceeded $60,000 at any time during 1998. All loans are secured by real estate mortgages or are consumer credit lines:

                                                    AGGREGATE
                                      LARGEST     INDEBTEDNESS     INTEREST
                                     AGGREGATE     OUTSTANDING       RATE
                                   INDEBTEDNESS    DECEMBER 31,       PER
       NAME AND TITLE                 IN 1998          1998          ANNUM
----------------------------       ------------   -------------  -------------
John W. A. Buyers                    $  929,829      $ 271,734   5.000%-8.500%
Director

John C. Couch                        $1,579,061      $ 896,445   5.000%-8.500%
Director*

David M. Haig                        $  965,639      $  - 0 -           8.125%
Director

Donald G. Horner                     $  321,969      $  - 0 -    5.000%-8.250%
Executive Vice President

Howard H. Karr                       $  809,897      $ 192,178   5.625%-8.000%
Executive Vice President
and Chief Financial Officer

Bert T. Kobayashi, Jr.               $  770,347      $ 747,086   5.000%-8.000%
Director

Richard T. Mamiya                    $  435,710      $ 426,290          8.625%
Director*

Fujio Matsuda                        $  292,974      $ 286,650   5.000%-8.250%
Director

Roderick F. McPhee                   $  272,068      $ 267,335   7.250%-8.125%
Director*

John K. Tsui                         $  440,512      $ 435,296   7.375%-7.750%
Vice Chairman, Chief Credit
Officer and Director

*Mr. Couch and Drs. Mamiya and McPhee resigned from the Board of Directors of the Corporation on November 1, 1998, the effective date of the Merger.

        As disclosed in the Corporation's proxy statement dated July 17, 1998 relating to the Merger, certain employees of Bank of the West, including Mr. McGrath, had been awarded stock appreciation rights ("SARs") under the Bank of the West Senior Management Long Term Incentive Plan ("BOTW LTIP"). In connection with the Merger, each such employee, including Mr. McGrath, was asked to enter into a waiver agreement pursuant to which the employee would waive all rights he or she had with respect to such SARs and consent to the cancellation of such SARs in consideration for the issuance by the Corporation immediately after the effective time of the Merger of shares of restricted Common Stock with an aggregate value (based on the per share value initially assigned by the parties to the Class A Common Stock) equal to the gross value of the cash payout such employee would have been entitled to pursuant to the BOTW LTIP upon the Merger's closing in the absence of such waiver agreement, rounded down to the nearest whole share. Such shares will become 100% vested on the second anniversary of the date of the Merger's closing (November 1, 2000), provided the employee does not voluntarily terminate his employment with Bank of the West or the Corporation prior to such time (or have his employment terminated by Bank of the West or the Corporation for cause).

        Immediately after the effective time of the Merger, the Corporation was also required by the terms of the Merger agreement to issue to such employees, in the aggregate, options to purchase up to 150,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the Merger's closing. Such options will vest at the same time and under the same conditions as the optionee's shares of restricted Common Stock.

        Mr. McGrath executed such a waiver. As a result, he was granted 86,737 restricted shares of the Common Stock with a dollar value of $3,469,480 immediately after the Merger and was granted an option to acquire 27,721 shares of Common Stock under the 1998 SIP. These grants were required by the terms of the Merger agreement, and were not part of a recurring compensation arrangement that will continue in the future.

        First Hawaiian Bank leases a parcel of land, on which a branch of the bank is located, from the Estate of S.M. Damon pursuant to a lease commencing July 1, 1967. This lease is for a term of 50 years, requiring the payment of a fixed annual rent of $156,800 annually from July 1, 1997 to June 30, 2002 and $179,200 annually from July 1, 2002 to June 30, 2007. Rents thereafter are to be fixed for the next ten-year period by agreement or, failing agreement, by appraisal. Messrs. Haig, Weyand, Ganley and Dods are directors of the Corporation and trustees of the Estate. Management of the Corporation believes that this transaction is as favorable to the Corporation and First Hawaiian Bank as that which would have been obtainable in transactions with persons or companies not affiliated with the Corporation or First Hawaiian Bank.

        First Hawaiian Bank leases 6,074 square feet of office space to the Estate of S.M. Damon in the downtown Honolulu headquarters building of the bank. The Estate now pays rent for the space at the same rate as would be paid by unrelated parties for the same space. The rent is a minimum of $3.12 per square foot per month ($227,410 per annum), plus common area maintenance expenses, until December 7, 2002. Rents thereafter are to be fixed by agreement or, failing agreement, by appraisal. The lease will expire in December 2007.

        Bank of the West leases approximately 48,382 square feet of office space in San Francisco, California under a Commercial Office Lease (the "Master Lease") commencing November 1, 1993 and expiring October 31,2003. Bank of the West has subleased approximately 22,485 square feet of this space to BNP, or approximately 46.5% of the leased premises (the "Subtenant's Percentage Share"). The sublease term is the same as the Master Lease, and BNP pays pro-rata rent and certain expenses directly to the landlord under the Master Lease. BNP's share of rent and expenses is based primarily on the Subtenant's Percentage Share. The subleased premises were leased to BNP "as is", and BNP must look solely to the landlord under the Master Lease for all services and benefits provided by the Master Lease landlord applicable to the subleased space. Bank of the West indemnifies BNP against losses incurred by BNP as a result of any breach by Bank of the West of its obligations as tenant under the Master Lease, except those assumed by BNP.


        Bank of the West has participated and continues to participate in various transactions with BNP and its affiliates. These transactions are subject to review by the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities and are required to be on terms at least as favorable to Bank of the West as those prevailing at the time for similar non-affiliate transactions.

        Bank of the West issued Subordinated Capital Notes in the principal amount of $50,000,000, 7.50% interest only, due August 2002. The Subordinated Capital Notes were sold directly to BNP and are subordinated to claims of depositors and creditors of Bank of the West. The maximum principal amount outstanding in 1998 and balance outstanding on December 31, 1998 were $50,000,000.

        Bank of the West engaged in short-term federal funds purchases with BNP. Federal funds purchased generally mature within 1 to 4 days from the transaction date. The maximum amount owed by Bank of the West to BNPin 1998 and the balance outstanding on December 31, 1998 were $150,000,000.

        Mr. Kobayashi is a director of the Corporation and First Hawaiian Bank and his law corporation is a partner of the law firm of Kobayashi, Sugita & Goda. In 1998, the Corporation and its subsidiaries paid legal fees to Kobayashi, Sugita & Goda in the amount of $2,289,717. Of this amount, $613,577 is reimbursable by customers. Kobayashi, Sugita & Goda leases from the bank 26,788 square feet of office space in the headquarters building. The rent is set at annual amounts ranging from $994,419 per annum in 1999 to $1,412,621 per annum in the lease's final year, 2006, plus common area maintenance expenses.

        Mr. Peck is a director of the Corporation and Bank of the West and a Senior Partner of the law firm, Pillsbury Madison & Sutro LLP, which provides professional services to the Corporation and its subsidiaries.

                              ELECTION OF AUDITOR

        The Board of Directors, on recommendation of the Audit Committee, recommends the election of PricewaterhouseCoopers ("PWC") as Auditor of the Corporation to serve for the ensuing year. PWC has served the Corporation in the capacity of independent Auditors since 1973. Proxies in the accompanying form will be voted for the election of PWC unless a contrary specification is indicated therein, in which event they will be voted as specified. Election of the Auditor requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting. Abstentions and broker non-votes will not have the effect of votes in opposition to the election of PWC.

        It is expected that representatives of PWC will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives may make a statement if they choose.

        If the proposal to elect PWC is not approved by the stockholders, or if prior to the 2000 annual meeting, PWC declines to act or otherwise becomes incapable of acting, or if its employment is discontinued by the Board of Directors, then the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2000 annual meeting will be subject to ratification by the stockholders at that meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF PWC AS AUDITOR.


                                OTHER BUSINESS

        At the date of this proxy statement, management does not know of any business to be presented at the Annual Meeting other than the matters set forth above. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.


                 STOCKHOLDER PROPOSAL FOR 2000 ANNUAL MEETING

        Stockholder proposals intended to be presented at the 2000 annual meeting of the Corporation's stockholders must be received by the Corporation no later than November 1, 1999. If the annual meeting for the year 2000 is changed by more than 30 days before or after April 15, 2000, however, the new deadline will be described in one of the Corporation's quarterly reports on Form 10-Q. Under the Corporation's By-Laws, a stockholder proposal not intended to be included in the proxy material for the 2000 annual meeting must be received by the Corporation by not earlier than January 16, 2000 and not later than February 5, 2000. Any such proposal must also comply with the other provisions contained in the Corporation's By-Laws relating to stockholder proposals.


                                        BY ORDER OF THE BOARD OF DIRECTORS
                                          BANCWEST CORPORATION
                                             Herbert E. Wolff
                                             Senior Vice President and Secretary

Dated: March 1, 1999

        A COPY OF THE ANNUAL REPORT OF THE CORPORATION ON FORM 10-K TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PRIOR TO MARCH 31, 1999, WILL BE AVAILABLE AFTER THAT DATE TO EACH STOCKHOLDER UPON WRITTEN REQUEST THEREFOR.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                             BANCWEST CORPORATION
                         ANNUAL MEETING-APRIL 15, 1999

        The undersigned hereby appoints Dr. J.A. Frohlich, R.A. Fuhrman, and J.A. Hoag, and each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of BANCWEST CORPORATION (the "Corporation") to be held at 10:30 o'clock A.M., Pacific Daylight Time, on April 15, 1999 in the Terrace Room, 21st Floor, Pan Pacific Hotel, 500 Post Street, San Francisco, California, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side, and in their judgment on any other business which may properly come before said meeting.

                (TO BE CONTINUED AND SIGNED ON THE OTHER SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                             BANCWEST CORPORATION

                                APRIL 15, 1999




                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

                   FOR all
                nominees listed  WITHHOLD
                   at right      AUTHORITY                                                                       FOR AGAINST ABSTAIN
1. Election of        [ ]           [ ]     Nominees: Walter A. Dods, Jr.   2. Proposal to approve the election  [ ]   [ ]     [ ]
   Non-Class A                                         Paul Mullin Ganley       of PricewaterhouseCoopers LLP
   Directors                                           Dr. Fujio Mateuda
*(INSTRUCTIONS: To withhold authority to vote                               This proxy will be voted as directed, but if no
for any individual nominee write that nominee's                             direction is specified, it will be voted FOR
name in the space provided below.)                                          Proposals 1 and 2.

                                                                            Please mark, sign, date and return this Proxy card
---------------------------------------------                               promptly, using the enclosed envelope.






Signature ____________________________________ Date _____________ Signature ____________________________________ Date _____________
Note: Stockholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy; if more than one Stockholder, all should sign.